EXHIBIT 10.1

CUSTOMER LIST PURCHASE AGREEMENT
BY AND BETWEEN
ADGS ADVISORY LIMITED

as

“BUYER”

and

LAU KAM GEORGE
AND
YUNG CHI SHING

as

“SELLER”

Messrs. Lee, Mok & Wong, Solicitors
11/F., Hang Seng Wanchai Building,
200 Hennessy Road, Wan Chai,
Hong Kong
Tel: 2530 1268 Fax: 2530 9663
Our Ref: MST-14-6637

CUSTOMER LIST PURCHASE AGREEMENT

THIS AGREEMENT is made on 30th day of July 2014

Between

(1) ADGS ADVISORY LIMITED which business office is situated at Room 2611-13A, 26/F., 113 Argyle Street, Mongkok, Kowloon, Hong Kong. (the “Buyer”); and

(2) LAU KAM GEORGE of Unit 2205, 22/F., Causeway Bay Plaza 2, 463-483 Lockhart Road, Causeway Bay, Hong Kong ; and

(3) YUNG CHI SHING of Room 1402-3, Cannaught Commercial Building, 185 Wan Chai Road, Wan Chai, Hong Kong. (collectively the ”Seller”)

(1) The Seller is carrying out the business of accounting advisory services under the style of Acorate Advisory Limited & Berfield Enterprise Solutions and Technology Limited.

(2) The Buyer is desirable to obtain the client base of LAU KAM GEORGE and YUNG CHI SHING by purchasing the Customer List of the Seller with the services of the key persons of the Seller’s business.

NOW IT IS AGREED:-

1. Purchase and Sale of Customer List

The Seller agrees to sell, convey, assign, deliver and transfer to the Buyer, and the Buyer agrees to purchase and acquire from the Seller the Customer List.

2. Condition Precedent

This Agreement is subject to the following condition precedent:-

(1) The Seller shall make available to the Buyer (its counsel, accountants and other representatives) for the Buyer’s review and copying all information available to the Seller regarding the Customer List, all sales invoices, sales registers, bank books, bank accounts statements, and all other disclosures requested by the Buyer for verifying the turnover of the Seller’s business from 1st April 2013 to 30th June 2014 (the “Period”).

(2) The information and documents referred to the above shall be delivered to the Buyer within 14 working days from the day of signing this Agreement. The Buyer shall have 14 working days from the day of receipt of the above mentioned information and documents to verify the same (the “Due Diligence Enquiry”).

(3) If the turnover for the Period does not meet HK$10,000,000.00, this Agreement shall be immediately terminated, the stakeholder shall return the HK$2,000,000.00 to the Buyer and the Buyer and its counsel, accountants and other representatives should destroy all the above mentioned information and documents and return all information and documents to the Seller.

3. No Assumption of Liabilities

The Buyer assumes no liabilities, obligations, expenses or other commitments of the Seller’s business.

4. Purchase Price

The full consideration for the purchase of the Customer List is HK$12,000,000.00 in cash (the “Purchase Price”) and 5,000,000 shares of ADGS ADVISORY INC. (the “Shares”). Payment of the Purchase Price and delivery of the Shares shall be made in the manner set out below:-

(1) The Buyer shall deliver HK$2,000,000.00 to Messrs. Lee, Mok & Wong, Solicitors to hold the same as stakeholder on the same day of signing this Agreement.

(2) The stakehold money in the sum of HK$2,000,000.00 will be transferred from the stakeholder to the Seller upon a written instruction is given to the stakeholder by the Buyer for the release of the stakehold money mentioning that the Buyer is satisfied the turnover of the Seller for the Period meets the amount of HK$10,000,000.00. (Sample of written instruction was attached in appendix I)

(3) 2nd payment HK$3,000,000.00 and the Shares will be paid on or before 30th March 2015, by the Buyer to the Seller subject to delivery of the Customer List and the 2 key persons Mr. Yung Chi Sing and Mr. Lau Kam George have signed mutually agreed Employment Agreement and Operation Agreement with the Buyer. The date when the Customer List is delivered and the 2nd payment also paid is referred to as the Closing Date.

(4) The balance of the Purchase Price in the sum of HK$7,000,000.00 (balance of the Purchase Price) shall be paid by 18 monthly installments on the following month upon the Closing Date, the payment should be made to seller 3 days before the end of each month with schedule set out as below, but subject to the adjustment referred to in Clause [5]:-

No. of installment	Amount (HK$)

1	$	HK390,000.00
2	$	HK390,000.00
3	$	HK390,000.00
4	$	HK390,000.00
5	$	HK390,000.00
6	$	HK390,000.00
7	$	HK390,000.00
8	$	HK390,000.00
9	$	HK390,000.00
10	$	HK390,000.00
11	$	HK390,000.00
12	$	HK390,000.00
13	$	HK390,000.00
14	$	HK390,000.00
15	$	HK390,000.00
16	$	HK390,000.00
17	$	HK390,000.00
18	$	HK370,000.00
total	$	HK7,000,000.00

5. Adjustment of Price

(1) The Seller warrants that the total turnover (in cash base) generated from the customers contained in the Customer List for the period of 14 months starting from the date of second payment shall not less than HK$12,000,000.00 (the “Warranted Turnover”). If the turnover (included cash deposited and sales receivable) does not meet the Warranted Turnover, the difference will be deducted form the balance of the Purchase Price to be paid by installments. If the unpaid balance is not sufficient to cover the deficit, the Seller shall make good the deficit.

(2) If the turnover referred to sub clause (1) is greater than the Warranted Turnover the Purchase Price shall be adjusted as follows:-

(i) for the first HK$1,000,000.00 in excess of the Warranted Turnover, the Seller shall have a bonus of 10% of the exceeding amount;

(ii) for the second HK$1,000,000.00 in excess of the Warranted Turnover, the Seller shall have a bonus of 15% of the exceeding amount;

(iii) for the third HK$1,000,000.00 or above the Seller shall have a bonus of 20% of the exceeding amount;

(3) The Buyer should open a separate account for the record of the turnover of the business generated from the Customer List.

6. Confidentiality

The parties agree that the financial terms and conditions of this Agreement including, but not limited to, any and all information provided by the Buyer to the Seller or vice versa are strictly confidential. Neither party shall knowingly publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the financial terms and conditions of this Agreement for any reason, at any time, without the prior written consent of the other party, except as required by law. Notwithstanding the above, the parties may disclose information to their counsel, personal tax advisor or as may be required by law. The parties agree, to the extent not prohibited under law, to instruct those to whom disclosure is allowed under this Agreement that its terms are confidential and must not be further disclosed.

7. Notice to Creditors

The Buyer may publish notice to the Seller’s creditors as required by and in the form and manner and within the time provided in the Transfer of Business (Protection of Creditor) Ordinances Cap. 49 after the 2nd payment has been paid by the Buyer.

8. Obligation Not to Solicit and Not to Compete

(1) The Seller agrees to cease the business of Acorate Advisory Limited & Berfield Enterprise Solutions and Technology Limited and all the employment of its employees, shall be terminated on or before 30th March 2015. The Seller shall be solely liable for the compensation which may be payable to his employees.

(2) The Seller will not knowingly contact, solicit the business of, or accept orders from, any customer included in the Customer List for the purpose of moving such customer from the Buyer or switching such customer to another provider of similar service that competes with the Buyer.

(3) Mr. Yung Chi Shing and Mr. Lau Kam George as the key persons of the Seller shall accept the employment of the Buyer under an Employment Agreement mutually agreed by the parties provide that the employment package should be the same or better than the existing employment package.

(4) The Seller will not, directly or indirectly, whether alone or with any other person provide service in relation to:-

(a) sell services comparable to the services the Buyer provides to any of its customers, or that the Seller reasonably should know is undertaking to become engaged in competition with the Buyer; or

(b) own an interest in, operate, join, control, or participate as a partner, director, principal, officer, or agent of, enter into the employment of, or act as a consultant to, any entity whose business consists of providing similar to those services provided by the Buyer.

(5) The Seller acknowledges that if the Seller breaches the Seller’s covenants in this Agreement, then the Seller’s actions may cause irreparable harm and damage to the Buyer that could not be adequately compensated in damages. Accordingly, if the Seller breaches this Agreement, then the Buyer will be entitled to injunctive relief in addition to any other rights or remedies of the Buyer under this Agreement or otherwise.

(6) If any restrictive covenant and provision in this Agreement is held by any court to be invalid, illegal or unenforceable, either in whole or in part, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining covenants and provisions of this Agreement, all of which will remain in full force and effect to the maximum extent allowed by law. Without limiting the foregoing, although the parties have, in good faith, used their best efforts to make the covenants and provisions reasonable in terms of geographic area, duration and scope of restricted activities in light of the Buyer’s business activities, and it is not anticipated, nor is it intended, by any party hereto that a court of competent jurisdiction would find it necessary to reform the covenants and provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope such covenants or provisions or any part thereof in order to make it binding and enforceable, such covenants provision shall be considered divisible in all respects and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(7) The Buyer will not, directly or indirectly, whether alone or with any other person to solicit the Seller’s customers before the Closing Date. This warranty shall survive after the termination of this agreement and no matter for what situation to cause the termination.

9. Representation and Warranties of the Buyer

The Buyer warrants and represents to the Seller:

(1) that the within Agreement is a valid and binding obligation of the Buyer, an that the Buyer has the ability to enter into and consummate this agreement;

(2) that the Buyer shall have the funds necessary to consummate the transaction contemplated by this Agreement.

(3) that the Buyer’s directors agree (Ms. Tong Wing Shan Michelle) to sign a personal guarantee to the Seller for the balance of the Purchase Price before the Closing Date.

10. Representation and Warranties of the Seller

The Seller warrants and represents to the Buyer:

(1) The Seller has full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. The Seller is duly authorized, executed and delivered this Agreement. This Agreement is binding and enforceable in accordance with their respective terms, and no further action, approvals or consents are necessary on the part of the Seller, nor is it necessary for the Seller to obtain any actions, approvals or consents from any third persons, governmental or other to make this Agreement valid and binding upon an enforceable against the Seller in accordance with their respective terms, or to enable the Seller to perform this Agreement and the transactions contemplated thereby.

(2) The Customer List to be delivered to the Buyer according to the terms of this Agreement is a full and complete list of the customers of the Seller.

(3) To the best of the Seller’s knowledge, the Seller has not been and is not now in violation of any laws, regulations or orders or the laws of the HKSAR.

(4) There are no claims, actions, suits, proceedings or investigations, judicial or administrative, pending, involving or, to the best knowledge of the Seller, threatened against or affecting the Seller or that seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that might materially affect the right of the Buyer to own the Customer List. The Seller does not know of any basis for any basis for any such action, suit, proceeding or investigation.

(5) The Seller confirms that to the best knowledge of the Seller no claim or potential claim from its customers is threatened against the Seller.

11. Covenants of the Seller Pending Closing

(1) The Seller covenants and agrees that, from and after the Closing Date, the revenue generated from the customers contained in the Customers List after the Closing Date shall be owned by the Buyer and the benefits and rights under those shall be assigned to the Buyer by the Seller.

(2) All of the representations, warranties and covenants of the Seller contained in the foregoing paragraphs hereof shall be true and correct, and shall not have been breached, on and as of the Closing Date. All of the representations, warranties and covenants contained in the foregoing paragraphs shall survive the Closing Date.

(3) The Seller will continue to carry on its business in the ordinary course diligently and substantially in the same manner as heretofore conducted. The Seller will not take any action that would cause any of the representations and warranties may by the Seller in this Agreement not to be true and correct in all material respects on an as of the Closing Date, with the same force and effect as if made on and as of the Closing Date. The Seller will use commercially reasonable efforts to preserve the Seller’s business intact and to preserve the Seller’s relationships with employees, customers, clients, vendors, representatives, agents, creditors, subcontractors and suppliers and others having business relationships with the Seller.

12. Representations, Warranties and Covenants True as of Closing Date

All of the representations, warranties and covenants contained in this Agreement hereof shall be true and correct, and shall not have been breached, on and as of the closing date. All of the representations, warranties and covenants contained in paragraph 12 shall survive the closing.

13. Indemnification

The Seller hereby indemnifies, defends and holds harmless the Buyer and its representatives for and will pay to the Buyer the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(i) any breach of any representation or warranty made by the Seller in this Agreement or any certificate or document delivered by the Seller pursuant to this Agreement;

(ii) any breach by the Seller of any covenant or obligation of the Seller in this Agreement;

14. Notices and Communications

Any notice required to be given by any party hereto to any other shall be deemed validly served by hand delivery or express courier (i.e. FedEx, DHL or UPS) or by prepaid registered letter sent through the post to its address given herein or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have been served on delivery, and any notice served by prepaid registered letter shall be deemed to have been served forty-eight (48) hours after the time at which it was posted and in proving service it shall be sufficient to prove that the notice was properly addressed and delivered or posted in the following manner, as the case may be.

To the Seller: Room 1402-3, Cannaught Commercial Building, 185 Wan Chai Road, Wan Chai (Yung Chi Shing)

To the Seller: Unit 2205, 22/F., Causeway Bay Plaza 2, 463-483 Lockhart Road, Causeway Bay, Hong Kong (Lau Kam George)

To the Buyer: Units 2611-13A, 26/F., 113 Argyle Street, Mongkok, Kowloon, Hong Kong (ADGS Advisory Limited)

15. Binding Effect

All of the terms, covenants an conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective parties hereto and their successors and assigns, respectively.

16. Assignment

This Agreement may be assigned by the Buyer to a corporation associated with the Buyer in place and instead of the Buyer after the payment of balance of the Purchase Price; however, the Buyer shall not, upon such assignment, be relieved of performance hereunder and pursuant to the provisions hereof. The Seller shall not assign his obligations under this Agreement.

17. Entire Agreement

This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter herein and expressly supersedes a prior written and oral agreements and understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified unless so modified in writing by the parties.

18. Severability

If any provision of this Agreement is, becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

19. Paragraph Headings

The headings of the several paragraphs of this Agreement are inserted solely for convenience of reference and are not part of and are not intended to govern, limit or aid in the construction of any term or provision herein.

20. Counterparts

This Agreement may be executed simultaneously in any number of counterparts and by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

21. Waiver

No waiver by a party of any breach of or default under this Agreement shall be deemed to be a waiver of any other breach or default of any kind or nature, whether or not such party knows of such breach or default at the time it or his accepts such payment or performance. No failure or delay on the part of a party to exercise any right it or he may have with respect to this Agreement shall prevent the exercise thereof by such party at any time such other party may continue to be so in default, and no such failure or delay shall operate as a waiver of any default. A failure by either party to insist upon strict compliance with any of the terms of this Agreement in any instance shall not be construed as a waiver o such terms in the future. However the Seller should not be bound by this clause in case of the Buyer’s default in payment or fail to pay on time.

22. Legal Representation

The Seller has been informed and acknowledges that Messrs. Lee, Mok & Wong, Solicitors is acting for the Buyer and the Seller should seek independent legal advice before he signs this Agreement.

23. Governing Law

The parties hereto expressly agree that this Agreement will be governed by, interpreted under, and construed and enforce exclusively in accordance with the laws of Hong Kong Special Administrative Region.

24. Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, if not resolved by amicable negotiation, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The appointing authority shall be Hong Kong International Arbitration Centre (HKIAC). The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Centre, the language of arbitration shall be English and there shall only be one arbitrator.

SIGNED by Tong Wing Shan Michelle	)
its director for ADGS ADVISORY LIMITED.	)
)
)
)
in the presence of:	)

SIGNED by Lau Kam George	)
)
in the presence of:	)

SIGNED by Yung Chi Shing	)
)
In the presence of:	)